TEXTRON	EXHIBIT 99
Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne - 401-457-3606 Bill Pitts - 401-457-2502	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon - 401-457-2362
Textron Reports Strong First Quarter Financial Results Earnings from Continuing Operations of $1.19 per Share Compared to $0.61 a Year Ago on Revenue Growth of 15.9% Increases Full-Year Outlook

Providence, Rhode Island - April 20, 2006 - Reporting substantial increases in both revenues and earnings per share from continuing operations, Textron Inc. (NYSE: TXT) today posted strong first quarter results.

Textron reported first quarter 2006 earnings per share from continuing operations of $1.19 per share compared to $0.61 per share in the first quarter 2005. Including discontinued operations, first quarter 2006 net income was $1.26 per share, compared to $0.91 per share a year ago. Revenue in the first quarter was $2.6 billion, up 15.9 percent from a year ago.

Manufacturing cash flow from continuing operations for the first quarter was $128 million, resulting in free cash flow of $68 million.

"Strong end markets and our continued Transformation efforts led to another excellent quarter of revenue growth and earnings improvement," said Textron Chairman, President and CEO Lewis Campbell. "New products and global demand continue to drive organic growth, while sustained progress with enterprise management initiatives, such as the LEAN element of Textron Six Sigma, is improving operations across the enterprise," added Campbell.

Outlook

Based upon continued strength in end markets and sustained progress on Transformation initiatives, Textron has increased its full-year 2006 earnings per share from continuing operations outlook to a range of $4.95 to $5.15, up $0.05 per share from its previous outlook. Second quarter earnings per share from continuing operations are still expected to be between $1.15 and $1.25. The company remains on track to deliver full-year manufacturing cash flow from continuing operations of about one billion dollars and free cash flow in the range of $550 - $600 million.

Segment Results

Bell

Bell segment revenue increased $167 million due to higher revenue in the U.S. Government business, partially offset by lower revenue in the commercial business. Segment profit was down $6 million.

The increase in U.S. Government revenue reflected higher V-22 revenue, increased deliveries of armored security vehicles ("ASV") and the ramp-up of Armed Reconnaissance Helicopter development activities.

Commercial revenue decreased due to lower international military shipments in the mix of commercial deliveries this year.

Segment profit for the U.S. Government business increased due to higher V-22 volume, higher ASV volume and a favorable mix of other military helicopters. These increases were partially offset by $13 million of incremental costs for resources added to Lot I of the H-1 program to improve program performance and to meet customer schedule requirements.

Commercial profit decreased primarily due to the lower international military component and higher net research and development costs.

Bell Helicopter's backlog was $3.0 billion at the end of the first quarter of 2006, compared to $2.8 billion as of year-end 2005.

Cessna

Cessna segment revenue and profit increased $156 million and $30 million, respectively.

Cessna revenue increased due to higher Citation business jet and used aircraft volume, and favorable pricing.

Segment profit increased as a result of higher volume and pricing. These increases were partially offset by inflation and capabilities investments.

Cessna's backlog was $6.9 billion at the end of the first quarter of 2006, compared to $6.3 billion as of year-end.

Industrial

Industrial segment revenue decreased $2 million in spite of higher volume in each of the Industrial businesses and positive pricing in the segment. The slight decrease was attributable to unfavorable foreign exchange and the divestiture of non-core product lines.

Segment profit decreased $6 million primarily due to inflation, partially offset by the impact of higher volume and pricing.

Finance

Finance segment revenue and profit increased $41 million and $16 million, respectively.

The revenue increase resulted from a higher interest rate environment and higher average finance receivables.

Segment profit increased primarily due to growth in core receivables and a decrease in the provision for loan losses as a result of sustained improvement in credit quality.

Conference Call Information

Textron will host a conference call today, April 20, 2006, at 9:00 a.m. Eastern time to discuss its results and outlook. The call will be available via webcast at www.textron.com or by direct dial at (888) 423-3275 in the U.S. or (612) 288-0337 outside of the U.S. (request the Textron Earnings Call).

The call will be recorded and available for playback beginning at 12:30 p.m. Eastern time on Thursday, April 20, 2006 by dialing (320) 365-3844; Access Code: 794259.

About Textron

Textron Inc. is a $10 billion multi-industry company operating in 33 countries with approximately 37,000 employees in continuing operations. The company leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft, Jacobsen, Kautex, Lycoming, E-Z-GO and Greenlee, among others. More information is available at www.textron.com.

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Forward-looking Information: Certain statements in this report and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: [a] changes in worldwide economic and political conditions that impact interest and foreign exchange rates; [b] the interruption of production at Textron facilities or Textron's customers or suppliers; [c] Textron's ability to perform as anticipated and to control costs under contracts with the U.S. Government; [d] the U.S. Government's ability to unilaterally modify or terminate its contracts with Textron for the Government's convenience or for Textron's failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar Textron as a contractor eligible to receive future contract awards; [e] changes in national or international funding priorities and government policies on the export and import of military and commercial products; [f] the adequacy of cost estimates for various customer care programs including servicing warranties; [g] the ability to control costs and successful implementation of various cost reduction programs; [h] the timing of certifications of new aircraft products; [i] the occurrence of slowdowns or downturns in customer markets in which Textron products are sold or supplied or where Textron Financial offers financing; [j] changes in aircraft delivery schedules or cancellation of orders; [k] the impact of changes in tax legislation; [l] the extent to which Textron is able to pass raw material price increases through to customers or offset such price increases by reducing other costs; [m] Textron's ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; [n] Textron's ability to realize full value of receivables and investments in securities; [o] the availability and cost of insurance; [p] increases in pension expenses related to lower than expected asset performance or changes in discount rates; [q] Textron Financial's ability to maintain portfolio credit quality; [r] Textron Financial's access to debt financing at competitive rates; [s] uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; [t] performance of acquisitions; [u] the efficacy of research and development investments to develop new products; [v] bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in Textron's supply chain or difficulty in collecting amounts owed by such customers; and [w] Textron's ability to execute planned dispositions.

TEXTRON INC.
Revenues and Income by Business Segment
Three Months Ended April 1, 2006 and April 2, 2005
(In millions except per share amounts)
(Unaudited)
	Three Months Ended
	April 1, 2006	April 2, 2005
REVENUES
MANUFACTURING:
Bell	$783	$616
Cessna	869	713
Industrial	798	800
	2,450	2,129
FINANCE	182	141
Total revenues	$2,632	$2,270
PROFIT
MANUFACTURING:
Bell	$69	$75
Cessna	117	87
Industrial	49	55
	235	217
FINANCE	49	33
Segment profit	284	250
Special charges (a)	-	(54)
Corporate expenses and other, net	(49)	(43)
Interest expense, net	(22)	(24)
Income from continuing operations
before income taxes	213	129
Income taxes	(55)	(45)
Income from continuing operations	158	84
Discontinued operations, net of income taxes (b)	10	42
Net income	$168	$126
Earnings per share:
Income from continuing operations	$1.19	$0.61
Discontinued operations, net of income taxes (b)	0.07	0.30
Net income	$1.26	$0.91
Average diluted shares outstanding	132,856,000	138,283,000

(a)	Pre-tax special charges and the after-tax impact on EPS are summarized in the table below:

		April 1, 2006		April 2, 2005
		Pre-tax	EPS	Pre-tax	EPS
	Restructuring	$-	$-	$(2)	$(0.01)
	Collins & Aikman investment charges	-	-	(52)	(0.31)
	Total	$-	$-	$(54)	$(0.32)

(b)	Discontinued operations by segment are summarized in the table below:

		April 1, 2006		April 2, 2005
		After-tax	EPS	After-tax	EPS
	Fastening Systems*	$10	$0.07	$(5)	$(0.04)
	InteSys disposition gain	-	-	47	0.34
	Total	$10	$0.07	$42	$0.30

*Q1 2006 excludes depreciation and amortization expense on assets held for sale.
  Q1 2005 includes after-tax depreciation and amortization expense of approximately $10 million.

TEXTRON INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	April 1, 2006	December 31, 2005
Assets
Cash and cash equivalents	$ 535	$ 786
Accounts receivable, net	1,006	891
Inventories	1,925	1,712
Other current assets	444	464
Net property, plant and equipment	1,577	1,574
Other assets	2,528	2,509
Assets of discontinued operations	1,163	1,122
Textron Finance assets	7,872	7,441
Total Assets	$ 17,050	$ 16,499

Liabilities and Shareholders' Equity
Current portion of long-term debt and short-term debt	$ 202	$ 275
Other current liabilities	2,453	2,426
Other liabilities	2,060	2,026
Long-term debt	1,663	1,659
Liabilities of discontinued operations	495	446
Textron Finance liabilities	6,850	6,391
Total Liabilities	13,723	13,223

Total Shareholders' Equity	3,327	3,276
Total Liabilities and Shareholders' Equity	$ 17,050	$ 16,499

Textron Inc.
Calculation of Free Cash Flow
Q1 2006

(Dollars in millions)
	Q1 2006	Q1 2005
Net cash provided by operating activities of continuing operations	$128	$159
Less: capital expenditures	(57)	(55)
Plus: proceeds on sale of property, plant and equipment	2	2
Less: capital expenditures financed through capital leases	(5)	(1)
Free cash flow	$68	$105